Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2006

— Significant Progress Toward 2006 Goals —

Cambridge, MA, August 10, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the second quarter ended June 30, 2006.

“The first half of the year has been very encouraging as we have demonstrated positive human clinical data in four out of six product candidates thus far,” commented Alexis Borisy, President and CEO of CombinatoRx. “We are well on our way toward the achievement of our stated 2006 goals. We have validated our technology with this positive human data in four proof-of-concept trials, entered into three value-creating collaborations, identified a number of product candidates that can be advanced into later stage clinical development and developed a pool of preclinical programs from which to reload the clinical pipeline. Key milestones for the remainder of the year include clinical results for our lead immuno-inflammatory program, CRx-102, in rheumatoid arthritis as well as the additional selection of clinical programs for full development and the selection of new clinical candidates from our preclinical pipeline.”

Second Quarter of 2006 Financial Results (Unaudited):
Net Loss
For the second quarter of 2006, CombinatoRx reported a net loss of $9.0 million or $0.32 per share, as compared to a net loss of $8.8 million in the second quarter of 2005.

Revenue
Total revenue was $3.4 million in the second quarter of 2006, an increase from the $547,000 reported in the second quarter of 2005.  The increase is primarily due to the Company’s entry into additional research and development collaboration agreements and payments related to these agreements.

Research and Development Expenses
Research and development expense totaled $8.7 million in the second quarter of 2006 compared to $5.7 million in the second quarter of 2005.  The increase in R&D expense is due primarily to costs associated with additional research and development collaborations, an increase in personnel related expenses to support expanded research, clinical and regulatory activities associated with an advancing pipeline of product candidates and facilities related expenses resulting from the Company’s move to Cambridge, Massachusetts. CombinatoRx also adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (SFAS 123R) effective January 1, 2006, which resulted in an increase in stock-based compensation expense for the Company.

General and Administrative Expenses
General and administrative expense was $5.1 million in the second quarter of 2006 compared to $3.8 million in the second quarter of 2005.  The increase in general and administrative expense is due primarily to personnel related expenses to support operations as a publicly traded company

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Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

as well as the expansion of our commercial development capabilities and increased stock-based compensation expense under SFAS No. 123R.

Cash, Cash Equivalents and Short-Term Investments
As of June 30, 2006, CombinatoRx had cash, cash equivalents and short-term investments of $134.8 million compared to $102.4 million on December 31, 2005. The increase in cash, cash equivalents and short-term investments is primarily due to the closing of our March 2006 private offering of common stock in which CombinatoRx raised net cash proceeds of $45.3 million.

2006 Financial Guidance
Based on current operating plans, expected timing and cost of clinical trials and other product development programs, CombinatoRx expects its net use of cash in operating activities to be between $32.0 million and $37.0 million in 2006 and to end the year with a net loss in the range of $31.0 million to $36.0 million, consistent with the guidance provided at our January 31, 2006 Analyst Briefing.  CombinatoRx expects to end the year with between $111.0 and $116.0 million in cash, cash equivalents and short-term investments.

Second Quarter 2006 and Recent Accomplishments Include:

•                  Presented additional Phase 2 clinical data on CRx-102 in hand osteoarthritis at the European League Against Rheumatism (EULAR) Annual Congress of Rheumatology meeting in which CRx-102 resulted in statistically significant improvements compared to placebo in a number of other clinical measures beyond pain relief including stiffness, joint pain and patient global assessment scores as well as an improvement in physical function. In addition, indicators of joint involvement including tenderness and soft tissue swelling were also seen to improve compared to placebo.

•                  Presented preclinical data on CRx-401, a novel insulin sensitizer with anti-diabetic activity, at the American Diabetes Association Meeting in which CRx-401 resulted in synergistic anti-diabetic activity by reducing fasting blood glucose and improving insulin resistance without promoting body weight gain.

•                  Conducted an R&D day event on July 25, 2006 in which the following portfolio updates were provided:

o                 Reaffirmed commitment to advance two product candidates into full development and two preclinical candidates into clinical development and provided insights into the pool of research and late-preclinical programs from which to reload that pipeline.

o                 Announced the selection of CRx-102 for full development in osteoarthritis including the proposed design of a Phase 2b clinical trial in hand osteoarthritis to begin in 2007 (pending regulatory and other approvals). The study is planned as a combination versus its parts trial in which CRx-102 will be evaluated in a 4-arm trial comparing CRx-102 to each of its components alone (prednisolone and dipyridamole) and to placebo.

o                 Presented additional clinical data on CRx-170 in an inflammatory model in asthma patients in which CRx-170 treated patients experienced improved Peak Expiratory Flow (PEF) in comparison to its individual components alone.

☐            This data, combined with previously announced clinical spirometry and immunomodulatory benefits, demonstrates the potential of CRx-170 to demonstrate activity across a number of immuno-inflammatory indications. The target indication for next stage clinical trials is to be selected as part of an overall portfolio review.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

o                 Presented inflammatory biomarker panel results in which a number of inflammatory biomarkers were measured across the CombinatoRx immuno-inflammatory clinical portfolio.  As a result of these studies:

☐            CRx-102 and CRx-150 were shown to be active immuno-modulatory agents, consistent with clinical data and clinical plans.

☐            Further development of oral CRx-119 was terminated due to a lack of inflammatory biomarker activity resulting in a shift of resources to programs of a similar structural class in which positive activity has been demonstrated.

☐            The CRx-139 inflammatory biomarker trial was discontinued as a larger set of more clinically relevant Phase 2 data for CRx-139 in patients with rheumatoid arthritis is expected in the first half of 2007.

o                 Introduced CRx-191 and CRx-197 for topical dermatology and CRx-153 for multiple sclerosis, and CRx-401 for type-2 diabetes, as four examples from our growing pool of late-preclinical programs from which two will be selected for clinical development next year.

•                  Leveraged the CombinatoRx cHTS™ drug discovery technology into a new collaboration with Cystic Fibrosis Foundation Therapeutics (CFFT) with the goal of discovering and developing novel therapeutics built from synergistic drug combinations to treat cystic fibrosis.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts.  CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic, neurodegenerative and infectious diseases.  By applying our proprietary screening technology, we have discovered and advanced into clinical trials a portfolio of product candidates targeting multiple diseases.  For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its financial condition and results of operations, financial guidance for the fiscal year 2006, key milestones for the remainder of 2006, its plans for its product candidates, its collaborations, its drug discovery technology and corporate development. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Company’s drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development, the Company’s expected use of cash during the period and those other risks that can be found in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission, and the other filings made by CombinatoRx with the Securities and Exchange Commission.

No forward-looking statement can be guaranteed, and actual results may differ materially from those CombinatoRx projects.  CombinatoRx is providing this information as of this date and does not undertake any obligation to publicly update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

CombinatoRx, Incorporated

Consolidated Statement of Operations

(in thousands, share and except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenue:
Collaborations	$3,396	$547	$6,643	$743

Operating expenses:
Research and development [1]	8,703	5,653	15,854	10,240
General and administration [1]	5,090	3,819	9,075	5,443

Total operating expenses	13,793	9,472	24,929	15,683

Loss from operations	(10,397)	(8,925)	(18,286)	(14,940)
Interest income	1,525	179	2,609	356
Interest expense	(153)	(88)	(284)	(174)

Net loss	($9,025)	($8,834)	($15,961)	($14,758)

Accretion of Preferred stock dividends	—	1,748	—	3,496
Net loss applicable to common shareholders	(9,025)	(10,582)	(15,961)	(18,254)

Net loss per share applicable to common stockholders - basis and diluted	$(0.32)	$(11.44)	$(0.62)	$(19.87)

Weighted average number of common shares used in calculation of basic and diluted net loss per share	28,120,203	924,829	25,942,181	918,604

[1] Amounts include stock-based compensation expense, as follows:
Research and development	873	477	1,482	941
General and administration	1,005	465	1,924	912
Total stock-based compensation expense	$1,878	$942	$3,406	$1,853

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

CombinatoRx, Incorporated

Consolidated Balance Sheets

(in thousands, except per share amounts)

(Unaudited)

	As of	As of
	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$8,976	$9,079
Short-term investments	121,684	90,668
Restricted cash	148	148
Prepaid expenses and other current assets	5,922	3,204

Total current assets	136,730	103,099

Property and equipment, net	9,072	2,702
Restricted cash	4,000	2,500

Total assets	$149,802	$108,301

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,148	$1,230
Accrued expenses	4,467	2,312
Deferred revenue	9,409	9,334
Current portion of notes payable, net of discount	1,719	1,048
Current portion of lease incentive obligation	365	87

Total current liabilities	18,108	14,011

Convertible notes payable of subsidiary	9,042	5,362
Notes payable, net of current portion and discount	2,004	816
Deferred revenue, net of current portion	12,000	16,250
Deferred rent	1,159	109
Lease incentive obligation, net of current portion	3,499	861

Minority Interest in subsidiary	2,606	2,542

Stockholders’ equity:
Common stock, $0.001 par value: 60,000 shares authorized; 28,556 and 23,285 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	28	23
Additional paid-in capital	215,744	177,777
Deferred compensation	—	(11,052)
Accumulated other comprehensive loss	(31)	(65)
Accumulated deficit	(114,357)	(98,333)

Stockholders’ equity	101,384	68,350

Liabilities and stockholder’s equity	$149,802	$108,301

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com